Exhibit 2.1

ASSET PURCHASE AGREEMENT,

dated as of September 29, 2006,

between

MEDIALINK WORLDWIDE INCORPORATED

and

PR NEWSWIRE ASSOCIATION, LLC

ARTICLE I	DEFINITIONS	1
1.1	DEFINITIONS	1
1.2	CONSTRUCTION	1
ARTICLE II	PURCHASE AND SALE	2
2.1	PURCHASE AND SALE OF THE PURCHASED ASSETS	2
2.2	EXCLUDED ASSETS	3
2.3	ASSUMED LIABILITIES	4
2.4	EXCLUDED LIABILITIES	4
2.5	PURCHASE PRICE	6
2.6	CLOSING DATE	6
2.7	CLOSING DELIVERIES	6
2.8	CLOSING WORKING CAPITAL	8
2.9	ALLOCATION	10
2.10	ESCROW AGREEMENT	11
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER	12
3.1	ORGANIZATION AND GOOD STANDING	12
3.2	AUTHORITY AND ENFORCEABILITY	12
3.3	NO CONFLICTS; CONSENTS	13
3.4	FINANCIAL STATEMENTS; NO LIABILITIES; ACCOUNTS RECEIVABLE	13
3.5	TAXES	14
3.6	COMPLIANCE WITH LAW; PERMITS	15
3.7	TITLE AND CONDITION OF PURCHASED ASSETS	16
3.8	SUFFICIENCY OF PURCHASED ASSETS	16
3.9	INTELLECTUAL PROPERTY	16
3.10	ABSENCE OF CERTAIN CHANGES OR EVENTS	19
3.11	CONTRACTS	20
3.12	LITIGATION; ORDERS	21
3.13	EMPLOYEE BENEFITS	22
3.14	LABOR AND EMPLOYMENT MATTERS	22
3.15	ENVIRONMENTAL	23
3.16	INSURANCE	24
3.17	SUPPLIERS AND CUSTOMERS	24
3.18	AFFILIATE TRANSACTIONS	24

i

3.19	SOLVENCY	25
3.20	BROKERS	25
3.21	ESCHEATMENT	25
3.22	PRIVACY	25
3.23	COMPLETENESS OF DISCLOSURE	26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	26
4.1	ORGANIZATION AND GOOD STANDING	26
4.2	AUTHORITY AND ENFORCEABILITY	26
4.3	NO CONFLICTS; CONSENTS	26
4.4	LITIGATION	27
4.5	SOLVENCY	27
4.6	BROKERS	27
ARTICLE V	COVENANTS	27
5.1	CONFIDENTIALITY	28
5.2	RESTRICTIVE COVENANTS	28
5.3	INSURANCE	29
5.4	EMPLOYEE MATTERS	30
5.5	CONSENTS	31
5.6	PUBLIC ANNOUNCEMENTS	32
5.7	NAMES	32
5.8	TAXES	32
5.9	BULK SALES LAWS	33
5.10	DISCHARGE OF BUSINESS OBLIGATIONS AFTER CLOSING	33
5.11	ACCESS TO BOOKS AND RECORDS	34
5.12	OUTSTANDING CHECKS	35
5.13	FURTHER ASSURANCES	35
ARTICLE VI	INDEMNIFICATION	35
6.1	SURVIVAL	35
6.2	INDEMNIFICATION BY THE SELLER	36
6.3	INDEMNIFICATION BY THE BUYER	36
6.4	INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS	37
6.5	INDEMNIFICATION PROCEDURES FOR NON-THIRD PARTY CLAIMS	38
6.6	TAX BENEFITS; INSURANCE	38

ii

6.7	CONTINGENT CLAIMS	39
6.8	EFFECT OF INVESTIGATION; WAIVER	39
6.9	OTHER RIGHTS AND REMEDIES NOT AFFECTED	39
ARTICLE VII	MISCELLANEOUS	39
7.1	INTENTIONALLY OMITTED	39
7.2	NOTICES	39
7.3	AMENDMENTS AND WAIVERS	41
7.4	EXPENSES	41
7.5	SUCCESSORS AND ASSIGNS	41
7.6	GOVERNING LAW	41
7.7	CONSENT TO JURISDICTION	41
7.8	COUNTERPARTS	42
7.9	THIRD PARTY BENEFICIARIES	42
7.10	ENTIRE AGREEMENT	42
7.11	CAPTIONS	42
7.12	SEVERABILITY	42
7.13	SPECIFIC PERFORMANCE	43
7.14	INTERPRETATION	43

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of September 29, 2006 (the “Agreement”), between Medialink Worldwide Incorporated, a Delaware corporation (the “Seller”) and PR Newswire Association, LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, the Seller operates a national news release wire service under the trade name U.S. Newswire that distributes press releases, photographs and other information to news media, internet websites, portals and search engines and on-line services over electronic communications systems on behalf of governmental, public affairs and non-profit organizations, principally in the United States (the “Business”); provided, that the Business does not include text advisories issued by the Seller with respect to the Seller’s other businesses; and

WHEREAS, the parties desire that the Seller sell, assign, transfer, convey and deliver to the Buyer, and that the Buyer purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets (as hereinafter defined), and that the Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1 Definitions. When used in this Agreement, defined terms shall have the meanings assigned to them in Annex I hereto.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit, Annex or Schedule, such reference is to an Article, Section, paragraph, Exhibit, Annex or Schedule of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (g) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; and (h) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE
2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells, assigns, transfers, conveys and delivers, to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, free and clear of all Liens (other than Permitted Liens), all of the right, title and interest of the Seller and its Affiliates in, to and under all of the assets, properties and rights (of every kind and description) that are owned or licensed by the Seller or its Affiliates and relate to or are used in connection with the Business other than the Excluded Assets (the “Purchased Assets”), including, without limitation, the following assets, properties and rights:

(a) all website, text releases, photos and other content (whether current or archived) related to or used in connection with the Business (regardless of whether such content is contained on or within Excluded Assets);

(b) all Business Intellectual Property;

(c) all customer and supplier lists (whether relating to existing or lapsed customers) related to or used in connection with the Business (regardless of whether such lists are contained on or within Excluded Assets);

(d) all Equipment and inventory related to or used in connection with the Business;

(e) all Contracts to which the Seller or any of its Affiliates is a party (including all In-Bound Licenses and Work Product Agreements) that are related to or used in connection with the Business and all rights thereunder (the “Assigned Contracts”);

(f) all Accounts Receivable of the Business (other than Intercompany Accounts);

(g) all Permits related to or used in connection with the operation of the Business;

(h) all Books and Records related to or used in connection with the Business (regardless of whether such Books and Records are contained on or within Excluded Assets);

(i) except as set forth in Section 2.2(g), all prepaid expenses related to or used in connection with the Business (the “Assigned Prepaid Expenses”);

(j) all telephone numbers related to or used in connection with the Business;

(k) all security deposits, earnest deposits and all other forms of deposit or security placed with or by the Seller that are related to or used in connection with the Business, in each case, only to the extent related to a Purchased Asset;

(l) all rights, recoveries, refunds (other than Tax refunds, in respect of Taxes that are Excluded Liabilities), counterclaims, rights to offset, choses in actions, rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof, other rights and claims (whether known or unknown, matured or unmatured, contingent or accrued) against third parties, in each case, that are related to or used in connection with the Business; and

(m) all other intangible rights and properties, including goodwill of the Business as a going concern and e-mail, website, Internet, facsimile and telephone numbers, listings and addresses, in each case, that are related to or used in connection with the Business.
2.2 Excluded Assets. The Purchased Assets do not include, and the Seller is not selling, assigning, transferring, conveying or delivering, and the Buyer is not purchasing, acquiring or accepting from the Seller, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):

(a) all assets, properties and rights that are not related to or used in connection with the Business;

(b) other than as provided in Section 2.1(j), all cash, cash equivalents and securities owned or otherwise held by the Seller, including, bank deposits, investments in so-called “money market” funds, commercial paper funds, certificates of deposit, Treasury bills and accrued interest thereon;

(c) all bank and other depository accounts of the Seller;

(d) all corporate seals, Organizational Documents, stock record books, corporate record books containing minutes of meetings of directors and shareholders, Tax Returns and all other records having to do with the organization or capitalization of the Seller and its Affiliates (the “Excluded Books and Records”);

(e) all Benefit Plans;

(f) any shares of capital stock or other equity interests owned by the Seller;

(g) all prepaid Taxes and refunds of Taxes relating to the Seller for any period or portion thereof ending on or prior to the Effective Time;

(h) all Intercompany Accounts;

(i) all assets, properties and rights set forth on Section 2.2(i) of the Seller Disclosure Schedule;

(j) all real property owned or leased by the Seller;

(k) all of the Seller’s insurance policies; and

(l) all rights of the Seller under this Agreement, the Ancillary Agreements and any other agreement, certificate, instrument or other document executed and delivered by the Seller or the Buyer in connection with the transactions contemplated hereby, or any side agreement between the Seller and the Buyer entered into on or after the date of this Agreement.

2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer shall assume effective as of the Effective Time, and from and after the Effective Time the Buyer shall pay, discharge or perform when due, as appropriate, only the following Liabilities of the Seller (the “Assumed Liabilities”), and no other Liabilities:

(a) all Current Liabilities in an amount not to exceed the amount set forth for each such Liability in the Final Working Capital;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities (i) are required to be performed after the Effective Date, (ii) were incurred in the ordinary course of business consistent with past practice and (iii) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller on or prior to the Effective Date; and

(c) all Liabilities for payment of bonuses and commissions to Transferred Employees for the current fiscal year but only to the extent (i) such amounts have been accrued for in the calculation of the Final Working Capital and (ii) such bonus and commission plans and arrangements are disclosed in Section 3.13(a) of the Seller Disclosure Schedule.

2.4 Excluded Liabilities. Neither the Buyer nor any of its Affiliates shall assume any Liabilities of the Seller or its Affiliates (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall the Buyer or any of its Affiliates assume or incur any Liability in respect of, and the Seller and its Affiliates shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of the Seller:

(a) all Liabilities for Taxes imposed on or relating to the Business or the Purchased Assets for any taxable period or portion thereof ending on or before the Effective Date, and all Liabilities for Taxes imposed on or relating to the Seller or any of its Affiliates for any taxable period;

(b) all Liabilities in respect of the Excluded Assets and Yahoo Payables;

(c) all Liability for Intercompany Accounts;

(d) all Indebtedness of the Business or the Seller;

(e) all product Liability, warranty and similar claims for damages or injury to person or property, claims of infringement of Intellectual Property rights and all other Liabilities, regardless of when made or asserted, which arise out of or are based upon any events occurring or actions taken or omitted to be taken by the Seller or its Affiliates, or otherwise arising out of or incurred in connection with the conduct of the Business, on or before the Effective Date;

(f) all Liabilities arising out of (i) the ownership or operation of the Business or the ownership, use or operation of the Purchased Assets at any time prior to the Effective Time or (ii) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by the Seller;

(g) all Liabilities arising out of or resulting from any Benefit Plan;

(h)  except as specifically provided in Section 2.3(c), all compensation related Liabilities (including deferred or accrued bonuses) and all other employee-related Liabilities (including, severance, salaries, commissions, worker’s compensation, COBRA benefits and compensation related liabilities, whether accrued or deferred, including among others, deferred bonuses), whether or not arising under Law or Contract, owing to the Seller’s Employees and consultants;

(i) all Liabilities owed by the Seller or the Business to any Affiliate of the Seller, or to any family member of an Affiliate of the Seller; and

(j) all Liabilities of the Seller under this Agreement, the Ancillary Agreements and any other agreement, certificate, instrument or other document executed and delivered by the Seller in connection with the transactions contemplated hereby or thereby and all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes and fees and expenses of counsel, accountants and other experts.

2.5 Purchase Price. The consideration to be paid by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall be (i) Nineteen Million Dollars ($19,000,000), subject to adjustment as set forth in Section 2.8 (the “Upfront Purchase Price”) plus (ii) the Earnout Amount (if any) as determined pursuant to Annex II, minus (iii) the Clawback Amount (if any) as determined pursuant to Annex II plus (iv) the assumption of the Assumed Liabilities.

2.6 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall (a) take place simultaneously with the execution of this Agreement at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York or as otherwise mutually determined by the parties and (b) shall be effective at 11:59 p.m. (New York City time) on September 30, 2006 (the “Effective Time”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date” and the date on which the Effective Time occurs is referred to in this Agreement as the “Effective Date”.

2.7 Closing Deliveries.

(a) Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(i) a bill of sale, substantially in the form of Exhibit A hereto (the “Bill of Sale”), duly executed by the Seller;

(ii) an assumption agreement, substantially in the form of Exhibit B hereto (the “Assumption Agreement”), duly executed by the Seller;

(iii) intellectual property assignments, substantially in the form of Exhibit C hereto (the “Intellectual Property Assignments”), duly executed by the Seller;

(iv) the Escrow Agreement, duly executed by the Seller;

(v) a transition services agreement, substantially in the form of Exhibit D hereto (the “Transition Services Agreement”), duly executed by the Seller;

(vi) a services agreement, substantially in the form of Exhibit E hereto (the “Services Agreement”), duly executed by the Seller;

(vii) such other good and sufficient instruments of transfer as the Buyer reasonably deems necessary and appropriate to vest in the Buyer all right, title and interest in, to and under the Purchased Assets;

(viii) certificates of good standing for the Seller in all jurisdictions where it is incorporated or registered to carry on the Business;

(ix) a certificate of the Secretary of the Seller dated the Effective Date and certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

(x) evidence in form and substance satisfactory to the Buyer that all Liens (other than Permitted Liens) with respect to the Purchased Assets have been released;

(xi) evidence in form and substance reasonably satisfactory to the Buyer that all Yahoo Payables (other than the Third Quarter Yahoo Payable) have been paid and satisfied; and

(xii) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by the Seller.

(b) Deliveries by the Buyer at the Closing.

(i) At the Closing, the Buyer shall deliver:

(A) to the Seller, an amount equal to (1) the Upfront Purchase Price minus (2) the General Escrow Amount minus (3) the Clawback Escrow Amount plus (4) the Estimated Working Capital Surplus Amount by wire transfer of immediately available funds to the accounts designated in writing by the Seller to the Buyer prior to the Closing Date;

(B) to the Escrow Agent, an amount equal to the (1) the General Escrow Amount plus (2) the Clawback Escrow Amount by wire transfer of immediately available funds in accordance with the Escrow Agreement;

(ii) At the Closing, the Buyer shall deliver to the Seller the following:

(A) the Assumption Agreement, duly executed by the Buyer;

(B) the Intellectual Property Assignments, duly executed by the Buyer;

(C) the Escrow Agreement, duly executed by the Buyer;

(D) the Transition Services Agreement, duly executed by the Buyer; and

(E) the Services Agreement, duly executed by the Buyer.

2.8 Closing Working Capital.

(a) For purposes of this Agreement the “Estimated Working Capital” means an amount equal to $450,296.

(b) Within ninety (90) days after the Effective Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Working Capital Statement”), which shall set forth the Buyer’s calculation of Working Capital as of the Effective Date (the “Closing Working Capital”). The Closing Working Capital Statement shall be prepared (i) in accordance with GAAP, (ii) in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule (regardless of whether such principles, methodologies and policies are consistent with GAAP) and (iii) to the extent not inconsistent with GAAP, in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(iii) of the Seller Disclosure Schedule. At the Buyer’s request, the Seller (i) shall assist, and shall cause its Subsidiaries, Affiliates and each of their respective representatives to assist, the Buyer and its representatives in the preparation of the Closing Working Capital Statement, (ii) shall provide the Buyer and its representatives with any information reasonably requested by them in connection therewith and (iii) shall give the Buyer and its representatives access, during normal business hours and upon reasonable notice, to the Seller’s personnel, properties and books and records for such purpose. An example of the calculation of the Working Capital in accordance with this section, based on the Seller’s August 31, 2006 balance sheet, is set forth as Exhibit F hereto.

(c) Upon receipt from the Buyer, the Seller shall have thirty (30) days to review the Closing Working Capital Statement (the “Review Period”). At the Seller’s request, the Buyer (i) shall cooperate and assist the Seller and its representatives in reviewing the Closing Working Capital Statement and the materials used in its preparation and (ii) shall provide the Seller and its representatives with any information reasonably requested by them in connection therewith. If the Seller disagrees with the Buyer’s computation of Closing Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth its specific objections to the Buyer’s calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained in the Closing Working Capital Statement.

(d) Unless the Seller delivers the Notice of Objection to the Buyer on or prior to the last day of the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Deloitte & Touche USA LLP (or, if such firm shall decline or is unable to act, or has a material relationship with the Buyer or the Seller or any of their respective Affiliates) another nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.8 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided that in no event shall Closing Working Capital, as determined by the Independent Expert, be less than the Buyer’s calculation of Closing Working Capital set forth in the Closing Working Capital Statement, nor more than the Seller’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e) For purposes of this Agreement, “Final Working Capital” means the Closing Working Capital: (i) as shown in the Closing Working Capital Statement delivered by the Buyer to the Seller pursuant to Section 2.8(b), if no Notice of Objection with respect thereto is timely delivered by the Seller to the Buyer pursuant to Section 2.8(c); or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Buyer and the Seller pursuant to Section 2.8(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.8(d).

(f) Within three (3) Business Days after the Final Working Capital has been finally determined pursuant to this Section 2.8,

(i) if the Final Working Capital is less than the Estimated Working Capital, the Seller shall pay to the Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.8(f), an amount of cash equal to the difference between the Final Working Capital and the Estimated Working Capital; and

(ii) if the Final Working Capital is greater than the Estimated Working Capital, the Buyer shall pay to the Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.8(f), an amount of cash equal to the difference between Final Working Capital and the Estimated Working Capital.

Any such payment shall be made by wire transfer of immediately available funds to an account designated in writing by the Buyer or the Seller, as the case may be, at least one Business Day prior to such transfer. The amount of any payment to be made pursuant to this Section 2.8(f) shall bear interest from and including the Effective Date to but excluding the date of payment at a rate per annum equal to 2.0%. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(g) Any rights accruing to a party under this Section 2.8 shall be in addition to and independent of the rights to indemnification under Article VI and any payments made to any party under this Section 2.8 shall not be subject to the terms of Article VI. For clarification, any disputes or conflict as to the calculation of the Final Working Capital shall be governed by this Section 2.8 and not by Article VI, and any amounts paid pursuant to this Section 2.8 shall not be deemed a “Loss” as defined in such Article VI and shall not be subject to the limitations set forth in Article VI.

2.9 Allocation. As soon as reasonably practicable following the Closing, Buyer shall deliver to Seller an allocation statement setting forth the Buyer’s allocation of the Purchase Price and those Assumed Liabilities that are liabilities for U.S. federal income tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (as the same may be revised pursuant to the following sentence, the “Allocation Statement”). In the event that the Purchase Price is adjusted pursuant to Section 2.8 or Annex II, the Buyer shall deliver to the Seller a revised Allocation Statement as soon as reasonably practicable following such adjustment. Except as otherwise required by Law, the Buyer and the Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. The Buyer and the Seller shall file such Section 1060 Forms timely and in the manner required by applicable Law. The Buyer and the Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the Purchase Price for Tax purposes.

2.10 Escrow Agreement.

(a) Simultaneously with the execution of this Agreement, the parties shall enter into an escrow agreement, substantially in the form of Exhibit G hereto (the “Escrow Agreement”), pursuant to which the Buyer will deposit with JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”) (A) $1,000,000 (the “Clawback Escrow Amount”) plus (B) $1,900,000 (the “General Escrow Amount”).

(b) Clawback Escrow. The Clawback Escrow Amount together with any interest accrued on such funds (collectively, the “Clawback Escrow Funds”) shall be held by the Escrow Agent and paid to the Buyer and/or the Seller (as applicable) in accordance with Annex II.

(c) General Escrow.

(i) The General Escrow Amount together with any interest accrued on such funds (collectively, the “General Escrow Funds”) shall be available to the Buyer to satisfy any amounts owed to the Buyer pursuant to this Agreement (including: (a) payments to be made to the Buyer in connection with the calculation of the Final Working Capital pursuant to Section 2.8 and (b) payments to be made to the Buyer pursuant to the Seller’s indemnification obligations; but excluding payment of the Clawback Amount (if any) pursuant to Annex II).

(ii) In accordance with, and subject to, the provisions of the Escrow Agreement:

(A) on the fifth (5th) Business Day after the delivery by the Buyer’s independent auditors of the Buyer’s final audited financial statements for the fiscal year ending December 31, 2006, but in no event later than April 30, 2007, the Buyer and the Seller shall take all action required by the Escrow Agreement to cause the Escrow Agent to pay to the Seller a portion of the General Escrow Funds equal to (I) the total amount of General Escrow Funds then held in escrow minus (II) any amount which is then the subject of any outstanding claim or dispute to which the General Escrow Funds applies and to which notice of such claim or dispute has been delivered to the Seller in accordance with this Agreement minus (III) $950,000;

(B) on the first (1st) anniversary of the Effective Date, the Buyer and the Seller shall take all action required by the Escrow Agreement to cause the Escrow Agent to pay to the Seller a portion of the General Escrow Funds equal to (I) any remaining portion of the General Escrow Funds which has not been previously paid over to the Buyer or the Seller minus (II) any amount which is then the subject of any outstanding claim or dispute to which the General Escrow Funds applies and to which notice of such claim or dispute has been delivered to the Seller in accordance with this Agreement; and

(C) if at any time after the first (1st) anniversary of the Effective Date the value of the remaining General Escrow Funds exceed the sum at that time of all outstanding claims or disputes to which the General Escrow Funds apply and to which notice of such claim or dispute has been delivered to the Seller in accordance with this Agreement, the Buyer and the Seller shall take all action required by the Escrow Agreement to cause the Escrow Agent to pay to the Seller such excess amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Seller to the Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in this Article III. The disclosure of any matter in one section of the Seller Disclosure Schedule shall be treated as disclosed in the other sections of the Seller Disclosure Schedule, but only to the extent that, from the text of such disclosure, it would be clear to a Person that has reviewed the entire Seller Disclosure Schedule and exercises reasonable business judgment, that the listed matter is applicable to such other section of the Seller Disclosure Schedule, and the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty has to do with the existence of the document or other item itself.

3.1 Organization and Good Standing. Except as set forth in Section 3.1 of the Seller Disclosure Schedule, the Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business (including the Business) as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business (including the Business) so as to require such qualification. Section 3.1 of the Seller Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company is required to be qualified in order to conduct the Business as currently being conducted. The Seller is not in default under its Organizational Documents.

3.2 Authority and Enforceability. The Seller has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Seller. Assuming due authorization, execution and delivery by the Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies. This Agreement, together with the Ancillary Agreements, will effectively vest in the Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens (other than Permitted Liens).

3.3 No Conflicts; Consents.

(a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Seller does not, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Organizational Documents of the Seller, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract to which the Seller is a party or by which the Purchased Assets are bound (including any Assigned Contracts), (iii) assuming compliance by the Seller with the matters referred to in Section 3.3(b), violate or conflict with any Law, Permit or Order applicable to the Seller or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Permit or Order or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the Purchased Assets.

(b) Except as set forth in Section 3.3(b) of the Seller Disclosure Schedule, no Permit or Order of, registration, declaration or filing with, or notice to any Person is required by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

3.4 Financial Statements; No Liabilities; Accounts Receivable.

(a) True and complete copies of (i) the unaudited balance sheet of the Business as at December 31, 2004 and December 31, 2005 and the unaudited statement of earnings and retained earnings of the Business for the years ended December 31, 2004 and December 31, 2005 and (ii) the unaudited balance sheet of the Business as at August 31, 2006 and the unaudited consolidated statement of earnings and retained earnings of the Seller for the eight-months then ended (the “Interim Financial Statements” and together with the financial statements set forth in clause (i), the “Financial Statements”) are set forth in Section 3.4(a)(i) of the Seller Disclosure Schedule. Except as set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule or as qualified in this sentence for the Interim Financial Statements, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and, to the extent not inconsistent with GAAP, in accordance with the accounting principles, methodologies and policies set forth in Section 3.4(a)(iii) of the Seller Disclosure Schedule and, in the case of the Interim Financial Statements, subject to normal year-end adjustments (which adjustments will not, individually or in the aggregate, be material in amount) and the absence of footnotes. The Financial Statements are based on the books and records of the Seller (which are true and correct), and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The Seller maintains with respect to the Business a standard system of accounting established and administered in accordance with GAAP.

(b) The Seller has no Liabilities except (a) those which are adequately reflected or reserved against in the Financial Statements and (b) those which have been incurred in the ordinary course of business, consistent with past practice, since August 31, 2006 and which are not, individually or in the aggregate, material in amount.

(c) Section 3.4(c)(i) of the Seller Disclosure Schedule sets forth a complete and accurate aging list of all Accounts Receivable of the Business as of September 25, 2006. All such Accounts Receivable are (i) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Business consistent with past practice, (ii) not subject to valid defenses, set-offs or counterclaims, and (iii) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for bad debt set forth on Section 3.4(c)(ii) of the Seller Disclosure Schedule (which allowance for bad debt has been determined in accordance with GAAP consistent with past practice). No further goods or services are required to be provided in order to complete the sales and to entitle the Seller or their assignees to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any other Person.

(d) All Yahoo Payables (other than the Third Quarter Yahoo Payable) have been paid and satisfied in full.

3.5 Taxes.

(a) All Tax Returns relating to the Business or the Purchased Assets required to be filed by the Seller prior to the Effective Date have been filed in a timely manner (taking into account all extensions of due dates), (ii) such Tax Returns were accurate and complete in all respects as of the time of filing and (iii) all Taxes relating to the Business or the Purchased Assets due and owing by the Seller (whether or not shown on such Tax Returns) have been paid when due.

(b) All Taxes relating to the Business or the Purchased Assets required to have been withheld and paid by the Seller prior to the Effective Date in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been withheld and timely paid.

(c) There is no dispute or claim concerning any Tax liabilities relating to the Business or the Purchased Assets either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers of the Seller have knowledge based upon personal contact with any agent of such authority. With respect to the Business and the Purchased Assets, the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes upon, pending against, or to the Knowledge of the Seller, threatened against the Business or any of the Purchased Assets.

(d) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. To the Knowledge of the Seller, no claim has been made in the last three years by a Governmental Entity in a jurisdiction where the Business does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction in connection with the activities of the Business or the presence of the Purchased Assets. The Seller has not received nor is subject to any written ruling of a taxing authority relating to Taxes in connection with the activities of the Business or the presence of the Purchased Assets or entered into any written and legally binding agreement with a taxing authority relating to Taxes in connection with the activities of the Business or the presence of the Purchased Assets.

3.6 Compliance with Law; Permits.

(a) The Seller has conducted, and is conducting, the Business in compliance in all material respects with all applicable Laws.

(b) Except as set forth on Section 3.6(b)(i) of the Seller Disclosure Schedule, the Seller owns, holds or lawfully uses in the operation of the Business all material Permits which are necessary for it to (i) conduct the Business as currently conducted free and clear of all Liens and (ii) to own and use the assets (including the Purchased Assets) owned or used by the Seller in the conduct of the Business free and clear of all Liens. Each such Permit is listed on Section 3.6(b)(ii) of the Seller Disclosure Schedule (the “Material Permits”), is valid and in full force and effect and is a Purchased Asset.

(c) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Seller (i) to conduct the Business in compliance with all applicable Laws or (ii) to comply with the terms of any Material Permit. The Seller has not received notice regarding any violation of, conflict with, or failure to conduct the Business in compliance with, any applicable Law or Material Permit. The Seller is not in default (or received notice of any claim of default) with respect to any Material Permit.

3.7 Title and Condition of Purchased Assets.

(a) Section 3.7(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all tangible Purchased Assets, specifying whether such properties and assets are owned or leased and where such property or asset is located as of the Effective Time.

(b) The Seller has good and marketable title to, or a valid interest in, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(c) The tangible Purchased Assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of the Business and are suitable for the purposes for which they are currently being used or are proposed to be used.

3.8 Sufficiency of Purchased Assets. Except as set forth in Section 3.8 of the Seller Disclosure Schedule, (i) the Purchased Assets constitute all of the assets and properties of the Seller that are related to or used in connection with the Business and are necessary to permit the Buyer to carry on the Business immediately following the Effective Time in the same manner as presently conducted and proposed to be conducted, (ii) no assets related to or used in connection with the Business are owned by any Affiliate or Subsidiary of the Seller and (iii) none of the Excluded Assets are material to the Business.

3.9 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means all: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer and subscriber lists, designs, on-line and other tools, methods, processes, technology (including know-how and show-how), ideas, source code, research and development information, product road maps and other proprietary information and materials whether or not subject to statutory registration (“Proprietary Information”); (ii) trademarks and service marks, trade names, logos, domain names, trade dress and all goodwill associated therewith (“Trademarks”); (iii) copyrights and copyrightable works, documentation, advertising copy, marketing materials, web-sites, servers, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship (collectively, “Copyrights”); (iv) computer programs, including any and all software implementations of algorithms, hardware, models and methodologies, whether in source code or object code, design documents, operating systems and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); (v) patents and patent rights (“Patents”); (vi) copies and tangible embodiments of all of the foregoing as well as related documentation in whatever form or medium; (vii) all pending applications for and registrations of any of the foregoing, both foreign and domestic; and (viii) the right to sue for infringement of past payment, if any, in connection with any of the foregoing.

(b) Section 3.9(b)(i) of the Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Seller (whether exclusively, jointly with another Person or otherwise) that is related to or used in connection with the Business (“Owned Business Intellectual Property”); provided that the Seller Disclosure Schedule is not required to list items of Owned Business Intellectual Property which are immaterial to the Business. Except as described in Section 3.9(b)(ii) of the Seller Disclosure Schedule, the Seller owns the entire right, title and interest to all Owned Business Intellectual Property free and clear of all Liens. Such Owned Business Intellectual Property, together with the Seller’s rights under the In-Bound Licenses listed on Section 3.9(c) of the Seller Disclosure Schedule (collectively, the “Business Intellectual Property”), constitutes all the Intellectual Property that is related to, used in connection with or necessary for the operation of the Business as it is currently conducted and as proposed to be conducted.

(c) Section 3.9(c) of the Seller Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which a third party authorizes the Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by a third party that is related to or used in connection with the Business, other than “shrink-wrap” and similar commercially available end-user licenses (“In-Bound Licenses”), including the incorporation of any such Intellectual Property into products of the Business and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d) Section 3.9(d) the Seller Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which the Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Owned Business Intellectual Property or pursuant to which the Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party in connection with the Business (“Out-Bound Licenses”) and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e) Except as set forth in Section 3.9(e) of the Seller Disclosure Schedule, all registrations with and applications to Governmental Entities in respect of Owned Business Intellectual Property are valid and in full force and effect and except as set forth in Section 3.9(e) of the Seller Disclosure Schedule, there are no actions that must be taken by the Buyer within 120 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such Owned Business Intellectual Property.

(f) To the Knowledge of the Seller, there are no challenges (or any basis therefore) with respect to the validity or enforceability of any Owned Business Intellectual Property. Section 3.9(f) of the Seller Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Owned Business Intellectual Property, including the due date for any outstanding response by the Seller in such proceedings. The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Owned Business Intellectual Property and is not in default (and with the giving of notice or lapse of time or both would not be in default) under any In-Bound License. Section 3.9(f) of the Seller Disclosure Schedule lists all previously held registrations of, or applications for, Intellectual Property that is related to or was used in connection with the Business that the Seller has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(g) To the Knowledge of the Seller, the Business Intellectual Property and the operation of the Business as currently conducted and as proposed to be conducted in the future do not infringe or otherwise violate the Intellectual Property rights of any third party and the Seller has not received any communication alleging that the Business Intellectual Property or the operation of Business is infringing any Intellectual Property rights of a third party. No Action has been instituted, or, to the Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Seller in connection with the Business and none of the Business Intellectual Property is subject to any outstanding Order. There are no restrictions on the direct or indirect transfer of any of the Business Intellectual Property or any license. To the Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property rights of the Seller or has otherwise misappropriated or is otherwise misappropriating any Business Intellectual Property.

(h) With respect to the Proprietary Information related to or used in connection with the Business, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information related to or used in connection with the Business that derives value from being kept secret and confidential and any receipt or use by, or disclosure to, a third party of such Proprietary Information has been pursuant to the terms of binding written confidentiality and non-use agreement between the Seller and such third party (“Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to the Buyer. The Seller is, and to the Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements or the other Contracts pursuant to which a third party has disclosed to, or authorized the Seller to use, Proprietary Information owned by such third party.

(i) Section 3.9(i) of the Seller Disclosure Schedule lists (i) all of the former employees, consultants and contractors of the Seller that have executed and delivered enforceable agreements regarding the protection of Owned Business Intellectual Property and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Seller that refers to or is used in connection with the Business (“Work Product Agreements”) and (ii) all current employees who have not executed and delivered enforceable Work Product Agreements. True and complete copies of the Work Product Agreements have been provided to the Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Owned Business Intellectual Property.

(j) No employee, consultant or contractor of the Seller has been, is or will be, by performing services for the Seller, in violation of any term of any employment, invention disclosure or assignment, confidentiality or non-competition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment with the Seller or any services rendered by such employee, consultant or contractor.

(k) All Intellectual Property that has been distributed, sold or licensed to a third party by the Seller in connection with the Business that is covered by warranty conformed and conforms to, and performed and performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the Seller for the time period during which such representations and warranties apply.

(l) Except as set forth in Section 3.9(l) of the Seller Disclosure Schedule, to the Knowledge of the Seller: the Software included in the Business Intellectual Property is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any embedded control systems or that may result in damage thereto. The Seller has taken reasonable steps and implemented reasonable procedures to ensure that its and their internal computer systems used in connection with the Business are free from Disabling Codes and Contaminants. The Seller has taken reasonable steps to safeguard the embedded control systems of the Business and restrict unauthorized access thereto.

(m) Except as set forth in Section 3.9(m) of the Seller Disclosure Schedule: no Public Software: (A) forms part of any Business Intellectual Property; (B) was, or is, used in connection with the development of any Owned Business Intellectual Property or any products or services developed or provided by the Business; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with Business Intellectual Property.

3.10 Absence of Certain Changes or Events. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, since December 31, 2005: (a) there has not been any material adverse change, and no event has occurred that could reasonably be expected to have a material adverse change, in the condition (financial or otherwise), operations, prospects or results of operations of the Business; (b) the Seller has operated the Business, the Purchased Assets and the Assumed Liabilities in the ordinary course consistent with past practice; (c) there has not been any material damage, destruction or loss with respect to the assets, properties and rights of the Business, whether or not covered by insurance; and (d) the Seller has not: (i) sold, leased, transferred or assigned any property or assets related to or used on connection with the Business, except for granting non-exclusive Out-Bound Licenses and the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice; (ii) mortgaged, pledged or subjected to Liens any assets, properties or rights related to or used on connection with the Business; (iii) entered into, amended, modified, canceled or waived any rights under, any Contract that would be required to be disclosed on Section 3.11(a) of the Seller Disclosure Schedule and no such Contract has been terminated or cancelled; (iv) taken any action outside the ordinary course of the Business; or (v) made any change in the accounting practices related to the Business.

3.11 Contracts.

(a) Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, the Seller is not party to, nor is the Business or any of the Purchased Assets bound by:

(i) any Contract or series of related Contracts that is related to or used in connection with the Business for the purchase or sale by the Seller of materials, supplies, goods, services, equipment or other assets that involves (A) annual payments by or to the Seller of $20,000 or more, or (B) aggregate payments by or to the Seller of $40,000 or more;

(ii) any partnership, joint venture or similar Contract that is related to or used in connection with the Business;

(iii) any distribution, dealer, representative or sales agency Contract that is related to or used in connection with the Business;

(iv) any Lease or Contract for the lease of personal property that is related to or used in connection with the Business;

(v) any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person relating to or effecting the Business or the Purchased Assets;

(vi) any Contract with any Governmental Entity that is related to or used in connection with the Business;

(vii) any Contract that is related to or used in connection with the Business for any capital expenditure or leasehold improvement;

(viii) any Contract which restrains the ability of the Business to engage or compete in any manner or in any business;

(ix) any Out-Bound License or In-Bound License;

(x) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) that is related to or engaged in the Business; and

(xi) any Contract that is otherwise material to the Business and not previously disclosed pursuant to this Section 3.11.

(b) The Contracts required to be listed in Section 3.11(a) of the Seller Disclosure Schedule are collectively referred to as the “Material Contracts”. Seller has delivered accurate and complete copies of each Material Contract to the Buyer. Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule, (i) each Material Contract is valid and enforceable in all material respects in accordance with its terms, (ii) the Seller has complied with and is in compliance with, and to the Seller’s Knowledge, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract in all material respects, (iii) the Seller is not, and to Seller’s Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and the Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

3.12 Litigation; Orders.

(a) Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”), (i) pending or, to the Seller’s Knowledge, threatened against or affecting the Seller that is related to the Business, or (ii) that challenges or seeks to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement or the Ancillary Agreements. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no material unsatisfied judgment, penalty or award against the Seller that is related to the Business or affecting the Purchased Assets.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth each Order entered, issued or rendered by any Governmental Entity to which (i) the Seller is subject that is related to the Business or (ii) the Purchased Assets are subject. The Seller is in compliance with each such Order. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order

3.13 Employee Benefits.

(a) All Benefit Plans sponsored, maintained or contributed to by the Seller with respect to any employee engaged by the Business within the past six years are listed in Section 3.13(a)(i) of the Seller Disclosure Schedule, written summaries relating to such Benefit Plans have been delivered or made available to the Buyer. Copies of documentation relating to the Benefit Plans set forth on Section 3.13(a)(ii) of the Seller Disclosure Schedule have been delivered or made available to the Buyer (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, the most recent annual return and IRS determination letters).

(b) Except as disclosed in Section 3.13(b) of the Seller Disclosure Schedule:

(i) each Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code;

(ii) each Benefit Plan of the Seller and its ERISA Affiliate of the Seller intended to qualify under section 401(a) of the Code has at all times since its adoption been so qualified, the Seller has provided to the Buyer a copy of each such Benefit Plan’s most recently received favorable determination letter from the Internal Revenue Service indicating such qualification, nothing has occurred since the issuance of such determination letter that could cause such Benefit Plans to lose their qualified status under Section 401(a) of the Code and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under section 501(a) of the Code;

(iii) neither the Seller, nor any entity that would be deemed to be under “common control”, as defined in Section 4001(b) of ERISA, with the Seller (an “ERISA Affiliate”), has ever (i) maintained a pension plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) contributed to any “multiemployer plan” as defined by Section 3(37) of ERISA; and

(iv) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.

3.14 Labor and Employment Matters.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth: (i) a true and complete list (including title and position) of all individuals employed by the Seller that are engaged in the Business (each such individual, an “Employee”) and each contractor and consultant engaged in the Business, in each case, as of the date hereof; (ii) the base compensation and benefits of each such Employee, contractor and consultant; and (iii) a true and complete list of all Employees working in the United States who are not U.S. citizens and a description of the legal status under which each such Employee is permitted to work in the United States. All Employees who are performing services for the Business in the United States are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement. Except as disclosed on Section 3.14(a) of the Seller Disclosure Schedule, all Employees, contractors and consultants are employed by the Seller on an “at will” basis and may be terminated at any time with or without cause and without any severance or other Liability to the Seller or the Buyer.

(b) Except as set forth in Section 3.14(b) of Seller Disclosure Schedule:

(i) The Seller is not a party or subject to any labor union or collective bargaining agreement with respect to any Employee. There have not been, and there are not pending or, to the Seller’s Knowledge, threatened, any labor disputes, work stoppages, petitions for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Seller’s Knowledge, threatened before the National Labor Relations Board relating to the Business or any Employee. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute with respect to the Business.

(ii) The Seller is not a party to any Contract which restricts the Seller from relocating, closing or terminating any of its operations or facilities related to or used in the Business or any portion thereof. The Seller has not effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Seller, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by the Seller on or prior to the Effective Date under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(c) Section 3.14(c) of Seller Disclosure Schedule sets forth a list of each written employment agreement entered into by the Seller with respect to an employee engaged in the Business.

3.15 Environmental. The Seller is in compliance with all Environmental Laws applicable to the Business and the Purchased Assets. The Seller possesses and is in compliance with all Permits required under Environmental Law for the conduct of the Business. There are no actions pending against the Seller with respect to the Business or Purchased Assets alleging a violation of any Environmental Law.

3.16 Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth (a) a list of each insurance policy and fidelity bond which covers the Business, the Purchased Assets or any officer or employee of the Seller that is engaged in the Business (the “Policies”) and (b) a list of all pending claims and the claims history with respect to the Business, the Purchased Assets or any officer or employee of the Seller that is engaged in the Business during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms. To the Seller’s Knowledge, such Policies provide adequate insurance coverage for the Business. Such Policies are sufficient for compliance with all Laws and Contracts to which the Seller is a party or by which it is bound in connection with the Business. All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. The Seller has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy with respect to the Business. The Seller does not have any Knowledge of any threatened termination of any Policy. The Seller does not have any self-insurance arrangements.

3.17 Suppliers and Customers. Section 3.17 of the Seller Disclosure Schedule sets forth: (a) each supplier from whom the Business purchases exceeded $20,000 in the year ended December 31, 2005 or the eight-month period ended August 31, 2006 or that is otherwise material to the Business; (b) each supplier who constitutes a sole or primary source of supply to the Business; (c) with respect to the year ended December 31, 2005 and the eight-month period ended August 31, 2006, a list of the Business’ top 20 customers by revenue for such year or period; and (d) each customer of the Business’ broadcast business. The relationships of the Business with each supplier and customer required to be listed on Section 3.17 of the Seller Disclosure Schedule are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Business. The Seller has not received notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the Business or limit its services, supplies or materials to the Business, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

3.18 Affiliate Transactions. Except as set forth on Section 3.18 of the Seller Disclosure Schedule, no Affiliate of the Seller is a party to any Contract with the Seller that is related or used in connection with the Business or is included in the Purchased Assets or has any interest in any of the Purchased Assets or Assumed Liabilities of the Seller, other than indirect interests in such by virtue of their ownership interest in the Seller. Except as set forth on Section 3.18 of the Seller Disclosure Schedule, there are no inter-company services provided to the Seller with respect to the Business by any Affiliate of the Seller or by any member of the immediate family of any director, officer, employee or direct or indirect stockholder (other than services provided by any such Persons as directors, officers or employees of the Seller).

3.19 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) the Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of its business; (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities.

3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller or its Affiliates.

3.21 Escheatment. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, the Business does not have any subscription Liability, escheatment Liability or any Liability related to unclaimed or abandoned property Laws. The Seller is not a party to any ongoing escheatment, unclaimed or abandoned property-related investigations or actions by any Governmental Entity with respect to the Business, and there is no threatened escheatment or abandoned property-related investigation or Action by any Governmental Entity with respect to the Business. To the Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to lead to (with or without due notice or lapse of time or both) any escheatment, unclaimed or abandoned property-related Liability or any escheatment, unclaimed or abandoned property investigation or Action by any Governmental Entity with respect to the Business.

3.22 Privacy. All data that has been collected, acquired, stored, processed, maintained, treatment or otherwise used by the Business has been collected, acquired, stored, processed, maintained, treated and used in accordance with all applicable Laws and industry standards. The Business has not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. The Business has made all registrations that the Business is required to have made in relation to the processing of data, and is in good standing with respect to such registrations, with all fees due prior to or as of the Effective Date duly made. The Business’ practices are, and have always been, in compliance with (i) its then-current privacy policy, including the privacy policy posted on, Business’ websites, and (ii) its customers’ privacy policies, when required to do so by Contract. The Business has obtained any and all necessary consents from customers with regard to its collection and dissemination of personal customer information in accordance with any applicable privacy policy published or otherwise communicated by the Business and all applicable Laws.

3.23 Completeness of Disclosure. No representation or warranty by the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule or the Ancillary Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article IV is true and correct:

4.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer is not in default under its Organizational Documents.

4.2 Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each of the Ancillary Agreements to which it is a party has been duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Seller, this Agreement and each of the Ancillary Agreements constitute, the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer does not, and the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Organizational Documents of the Buyer, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract to which the Buyer is a party or (iii) assuming compliance by the Buyer with the matters referred to in Section 4.3(b), violate or conflict with any Law, Permit or Order applicable to the Seller or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Permit or Order, except in the case of clauses (i), (ii) and (iii) where such violation, default, event or other item would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements, including the ability to pay the Earnout Payment in accordance with Annex II.

(b) No Permit or Order of, registration, declaration or filing with, or notice to any Person is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for any such Permits, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer to perform its respective obligations under this Agreement and the Ancillary Agreements to which Buyer is a party, including the ability to pay the Earnout Payment in accordance with Annex II.

4.4 Litigation. There is no Action pending or, to the knowledge of the Buyer threatened, against the Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (b) would reasonably be expected to materially impair the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.

4.5 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements: (i) the Buyer will be able to pay its Liabilities (including, in the case of the Buyer, the Assumed Liabilities) as they become due in the usual course of its business; (ii) the Buyer will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) the Buyer will have assets (calculated at fair market value) that exceed its Liabilities.

4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE V

COVENANTS

5.1 Confidentiality. From and after the Closing Date, the Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that the Seller can show that such information (a) is in the public domain through no fault of the Seller or any of its Affiliates or their respective Representatives or (b) is lawfully acquired by the Seller or any of its Affiliates after the Effective Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Seller shall promptly (and, in any event, no later than 48 hours prior to such disclosure) notify the Buyer in writing and shall disclose only that portion of such information that the Seller is advised by its counsel in writing is legally required to be disclosed; provided that the Seller, at the Buyer’s expense, shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Seller, at the Buyer’s expense, shall enforce for the benefit of the Buyer all confidentiality, assignment of inventions and similar agreements between the Seller and any other party relating to the Purchased Assets that are not Assigned Contracts. The parties acknowledge that the Seller will be required to file a Form 8-K disclosing the transactions contemplated hereby, and such disclosure shall not be deemed a violation of this Section 5.1; provided that the Seller shall allow the Buyer time to review and comment on such Form 8-K in advance of such filing.

5.2 Restrictive Covenants.

(a) The Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), the Seller, its Subsidiaries or their respective Affiliates shall not, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit its name to be used in connection with, any business anywhere in the United States which is engaged, either directly or indirectly, in the business of developing, marketing or selling any products or equipment or providing any services which are competitive with products, marketed, sold or under development by, or services provided by, the Business as of the Effective Date (the “Restricted Business”); provided, however, that (i) the performance by the Seller of its obligations under the Services Agreement shall not be deemed a violation of this Section 5.2(a) and (ii) the fulfillment of any incidental request by the Seller’s customers shall not be deemed a violation of this Section 5.2(a) provided that the Seller fulfills such request solely by directing the Buyer or its Affiliates to fulfill such request pursuant to the Services Agreement. It is recognized that the Restricted Business is expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the covenant set forth in Section 5.2(b)) are therefore not appropriate.

(b) The Seller covenants that during the Restricted Period, none of the Seller, its Subsidiaries or Affiliates shall, (i) solicit the employment or engagement of services of any Transferred Employee, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to the Buyer or its Affiliates, (ii) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with the Buyer or its Affiliates solely as related to the Business or the Purchased Assets, or (iii) disparage the Business to any Person; provided, however, that (i) general solicitations for employment not specifically targeting the Buyer’s personnel shall not be considered a breach of this Section and (ii) the Seller may solicit but not hire persons who are referred to the Seller by search firms, employment agencies or other similar entities provided that such entities have not been instructed by the Seller to solicit the employees of the Buyer; and (iii) the Seller may solicit and hire an employee that responded to a published advertisement, including web or other job postings or a job fair.

(c) The Seller acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Seller acknowledges that any violation of this Section 5.2 will result in irreparable injury to the Buyer and agrees that the Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.2, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. Without limiting the generality of the foregoing, the Restricted Period shall be extended for an additional period equal to any period during which the Seller is in breach of its obligations under this Section 5.2.

(d) In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.3 Insurance. Effective as of the Effective Date, the Business and the Purchased Assets shall cease to be insured by the Seller’s insurance policies; provided, however, that with respect to insurance coverage written on an “occurrence basis”, to the extent that the Purchased Assets and the Assumed Liabilities were insured under such policies, the Buyer shall have rights (to the extent permitted under such policies) under such policies to the extent the events giving rise as a claim under such policies occurred prior to the Effective Time. The Seller agrees, at the Buyer’s request and cost, to cooperate with the Buyer in making claims under the Seller’s insurance policies in connection with insurable events that occurred prior to the Effective Time, and shall remit any recoveries promptly to the Buyer.

5.4 Employee Matters.

(a) The Buyer shall offer employment to each of the Employees set forth on Exhibit H hereto; provided that such offers of employment shall be on terms and conditions measured immediately following the Effective Time (including with respect to compensation and Benefit Plans) that, in the aggregate, are substantially similar to those in effect immediately prior to the Effective Time and which are disclosed on Section 3.14(a) of the Seller Disclosure Schedule; provided that such terms and conditions shall not include equity, incentive compensation, defined benefit pension plans or post-retirement welfare plans, if any. The Seller shall use its reasonable best efforts to assist the Buyer in employing as new employees of the Buyer, all Employees to whom Buyer has offered employment pursuant to this Section 5.4(a). Any Employees who accept the Buyer’s offer of employment and commence employment with the Buyer shall be referred to, collectively, as “Transferred Employees”. The Seller shall terminate the employment of all Transferred Employees with the Seller effective immediately prior to the Effective Time. The Buyer shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time.

(b) Except as specifically provided in Section 2.3(c) with respect to bonuses and commissions, any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Employee (whether or not a Transferred Employee) with the Seller on, prior to or after the close of business on the Effective Date shall be the sole responsibility of the Seller including wages and other remuneration due through the close of business on the Effective Date.

(c) Subject to the requirements of Section 5.4(a), the Buyer shall offer to Transferred Employees such Benefit Plans and arrangements as it deems appropriate in its sole discretion. Except as specifically provided in Section 2.3(c) with respect to bonuses and commissions, the Buyer shall not assume any Liability under any of the Seller’s Benefit Plans.

(d) All Transferred Employees who are participants in any Seller’s Benefit Plan that is an employee pension benefit plan shall retain their accrued benefits and/or account balances under each such plan as of the Effective Date, the Seller shall retain Liability for the payment of benefits as and when such Transferred Employees become eligible therefor under such plans and the Buyer shall not have any Liability under such plans. All Transferred Employees shall become fully vested in their accrued benefits and/or account balances under the Seller’s employee pension benefit plans as of the Effective Time.

(e) The Seller shall be liable for any severance, separation, deferred compensation or similar benefits that are payable (i) to any Person who is or was an employee of the Seller and who is not a Transferred Employee, including any Person whose employment with the Business was terminated prior to the Effective Time (the “Seller Employees”), and (ii) except as specifically provided in Section 2.3(c) with respect to bonuses and commissions, to Transferred Employees, to the extent that such Transferred Employee’s right to severance, separation, deferred compensation or similar benefits arises as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) The Seller shall be liable for the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to such Transferred Employee commencing his employment with the Buyer, and (ii) the Seller Employees who do not become Transferred Employees. The Buyer shall be liable for the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits with respect to Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Effective Time.

(g) The Seller shall retain and perform all Liabilities and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to the Seller Employees and their covered dependents; provided that the Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.

(h) Except as expressly set forth in this Section 5.4 with respect to Transferred Employees, the Buyer shall have no obligation with respect to any Employee. Nothing in this Agreement confers upon any Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 5.4. Nothing in this Agreement shall (i) impose an obligation on the Buyer to offer employment to any Employee or (ii) limit the right of the Buyer to terminate or reassign any Transferred Employee after the Effective Time or to change the terms and conditions of his or her employment in any manner.

5.5 Consents. To the extent that any Purchased Assets are not assignable without the consent, waiver or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Purchased Asset if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. After the Effective Date, the Seller, upon the Buyer’s written request, shall use its reasonable best efforts to obtain any and all such third party consents or approvals for the assignment of all Purchased Assets. The Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer after the Effective Time the benefits intended to be assigned to the Buyer under the applicable Purchased Asset, including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Nothing contained in this Section 5.5 or elsewhere in this Agreement shall be deemed (a) a waiver by the Buyer of its right to have received on the Effective Date an effective assignment of all of the Purchased Assets or (b) an agreement to exclude from the Purchased Assets any Purchased Asset as to which a consent, waiver or approval may be necessary.

5.6 Public Announcements. Neither the Buyer nor the Seller shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and the Ancillary Agreements.

5.7 Names. After the Effective Time, the Seller shall not have any further right to use, nor shall it use, “U.S. Newswire”, or any name or trademark confusingly similar thereto, in any capacity whatsoever.

5.8 Taxes.

(a) Each of the Seller and the Buyer shall pay half of all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on the Seller or the Buyer. The Buyer shall file all necessary documentation and Tax Returns with respect to such Taxes. Upon the request of the Buyer, the Seller shall furnish the Buyer with proof of such payment. Upon the request of the Seller, the Buyer shall furnish the Seller with proof of such payment.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Effective Date shall be apportioned between the Seller and the Buyer as of the Effective Date based on the number of days of such taxable period included in the period ending with and including the Effective Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Effective Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Effective Date, and, if the amount of such Taxes for the period including the Effective Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period's Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c) The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

5.9 Bulk Sales Laws. The Buyer and the Seller hereby waive compliance by the Buyer and the Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that the Seller shall pay and discharge when due all claims of creditors asserted against the Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance.

5.10 Discharge of Business Obligations After Closing.

(a) From and after the Effective Time, the Seller shall pay and discharge on a timely basis all of the Excluded Liabilities. Notwithstanding the foregoing, the Seller shall pay and discharge in full the Third Quarter Yahoo Payable no later than November 15, 2006.

(b) From and after the Effective Time, the Buyer shall pay and discharge on a timely basis all of the Assumed Liabilities.

(c) From and after the Effective Time, if the Seller or its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Seller or its Affiliate shall remit such funds to the Buyer within five Business Days after its receipt thereof. The Seller hereby appoints the Buyer as its true and lawful attorney-in-fact, in the name of the Seller, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to the Seller, and (ii) demand and receive all Accounts Receivable and endorse without recourse the name the Seller on any check or any other form of payment received by the Buyer on account of the Business or the Purchased Assets transferred to the Buyer hereunder. The Seller hereby agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

(d) From and after the Effective Time, if the Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, the Buyer or its Affiliate shall remit such funds to the Seller within five Business Days after its receipt thereof.

(e) All mail, faxes, e-mails, deliveries, telephone inquiries and correspondence received after the Closing by the Buyer which (i) is addressed to an Employee that is not a Transferred Employee and (ii) is not related to the Business (the “Correspondence for the Seller”) will promptly be forwarded by the Buyer to the Seller. Promptly following the Effective Time, the Buyer will cause the Designated Email Accounts to be closed and for automatic notices to be provided to any person that sends correspondence to a Designated Email Account informing such person that the account has been closed; provided if for any reason the Buyer receives an email intended for a person that is not a Transferred Employee, then Buyer will promptly forward such email to the Seller. The Buyer agrees to (A) not establish email accounts with names the same as, or similar to, the Designated Email Accounts and (B) use commercially reasonable efforts not to divulge or use any information derived from Correspondence for Seller. For purposes of clarity, the parties acknowledge that the Buyer shall be entitled to open all mail, faxes, e-mails, deliveries, telephone inquiries and correspondence that may potentially be Correspondence for the Seller to determine whether such items are in fact Correspondence for the Seller. For purposes of this Section 5.10(e), “Designated Email Accounts” means the email accounts corresponding to the following email addresses: mmccarren@usnewswire.com; bmccarren@usnewswire.com; ghoffman@usnewswire.com; and jtuttle@usnewswire.com.

(f) All mail, faxes, e-mails, deliveries, telephone inquiries and correspondence received after the Closing by the Seller which is related to the Business (including mail, faxes, e-mails, deliveries, telephone inquiries and correspondence addressed to U.S. Newswire or any Employee (regardless of whether such Employee is a Transferred Employee)) (the “Correspondence for the Buyer”) will promptly be forwarded by the Seller to the Buyer. The Seller agrees to use commercially reasonable efforts not to divulge or use any information derived from Correspondence for the Buyer. For purposes of clarity, the parties acknowledge that the Seller shall be entitled to open all mail, faxes, e-mails, deliveries, telephone inquiries and correspondence that may potentially be Correspondence for the Buyer to determine whether such items are in fact Correspondence for the Buyer.

5.11 Access to Books and Records. Each of the Seller and the Buyer shall preserve until the sixth anniversary of the Effective Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Effective Time. After the Effective Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Effective Time, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

5.12 Outstanding Checks. The Seller shall take all actions necessary to cause its banks to honor all checks drawn on the Seller’s bank or other deposit or savings accounts prior to the Effective Time that are related to the Business which have not been honored as of the Effective Time (including maintaining adequate funds in each account equal to the aggregate amount of outstanding checks drawn on such account).

5.13 Further Assurances. Each of the Buyer and the Seller shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION
6.1 Survival.

(a) Except as otherwise expressly provided in this Section 6.1(a), all representations and warranties contained in this Agreement, the Ancillary Agreements, any Schedule, certificate or other document delivered pursuant to this Agreement or the Ancillary Agreements, shall survive the Closing for a period of one year. The representations and warranties of the Seller contained in Sections 3.2 (Authority and Enforceability) and 3.7(b) (Title to Purchased Assets), and the representations and warranties of the Buyer contained in Section 4.2 (Authority and Enforceability) shall survive until six years after the Closing. The representations and warranties of the Seller contained in Sections 3.8 (Sufficiency of Purchased Assets), 3.18 (Affiliate Transactions) and 3.20 (Brokers) and the representations and warranties of the Buyer contained in Section 4.5 (Brokers) shall survive until two years after the Closing. The representations and warranties of Seller contained in Sections 3.5 (Taxes), 3.13 (Employee Benefits), 3.15 (Environmental), 3.21 (Escheatment) and 3.22 (Privacy) shall survive the Closing until 60 days after the expira-tion of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(b) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”. In the event notice of claim for indemnification under Section 6.2 or 6.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

6.2 Indemnification by the Seller.

(a) Subject to the limitations set forth herein, the Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, liability, action, suit, proceeding, interest, penalties, Taxes, costs and expenses (including reasonable legal, consultant, accounting and other professional fees and fees and costs incurred in enforcing rights under this Section 6.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to: (i) any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification contained in any such representation or warranty); (ii) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of the Seller contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification contained in any such covenant or agreement); (iii) any Excluded Liability (including any Liability arising from the ownership or operation of the Business or the ownership, use or operation of the Purchased Assets at any time prior to the Effective Time) regardless of whether or not the Seller Disclosure Schedule discloses any such Excluded Liability; (iv) any fees, expenses or other payments incurred or owed by the Seller to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (v) fraudulent transfer Laws or the failure to comply with any bulk sales Laws and similar Laws.

(b) The Seller shall not be liable for any Losses pursuant to Section 6.2(a)(i) (other than with respect to the Dollar One Representations) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees under Section 6.2(a)(i) exceeds $150,000, (the “Cushion Amount”), and then, subject to the terms and conditions hereof, the Seller shall pay to the Buyer the amount by which the Losses exceed the Cushion Amount; provided that the cumulative indemnification obligation of the Seller under Section 6.2(a)(i) (other than with respect to Fundamental Representations) shall in no event exceed $5,000,000. The foregoing limitations shall not apply in the case of willful or intentional breach, gross negligence or fraud.

6.3 Indemnification by the Buyer.

(a) The Buyer shall indemnify and defend the Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to: (i) any inaccuracy or breach of any representation or warranty of the Buyer contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification contained in any such representation or warranty); (ii) any breach, non-compliance, violation or non-fulfillment of any covenant or agreement of the Buyer contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification contained in any such covenant or agreement); (iii) any fees, expenses or other payments incurred or owed by the Buyer or its Affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (iv) any Assumed Liabilities.

(b) The Buyer shall not be liable for any Losses pursuant to Section 6.3(a)(i) (other than with respect to the Dollar One Representations) unless and until the aggregate amount of all Losses incurred by the Seller Indemnitees under Section 6.3(a)(i) exceeds the Cushion Amount, and then, subject to the terms and conditions hereof, the Buyer shall pay to the Seller the amount by which the Losses exceed the Cushion Amount; provided that the cumulative indemnification obligation of the Buyer under Section 6.3(a)(i) (other than with respect to Fundamental Representations) shall in no event exceed $5,000,000. The foregoing limitations shall not apply (i) to the payment of the Purchase Price (as adjusted) and/or the Earnout Amount by the Buyer, or (ii) in the case of willful or intentional breach, gross negligence or fraud.

6.4 Indemnification Procedure for Third Party Claims

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VI (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third Party Claim (such notice, a “Notice of Claim”); provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.

(b) The Indemnitor will have 180 days from the date on which the Indemnitor received the Notice of Claim (the “Indemnitor Defense Review Period”) to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel reasonably acceptable to the Indemnitee and at the sole cost and expense of the Indemnitor (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee which shall not be unreasonably withheld; (iii) the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation under this Agreement; (iv) the Indemnitor shall conduct the Third Party Defense actively and diligently, and (v) the Indemnitee will provide reasonable cooperation in the Third Party Defense. Notwithstanding the foregoing, if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of such action or that there are legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then counsel for the Indemnitee shall be entitled, if the Indemnitee so elects, to conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnitee, at the expense of the Indemnitor.

(c) During the Indemnitor Defense Review Period and if the Indemnitor does not assume the Third Party Defense within 180 days of receipt of the Notice of Claim, the Indemnitee shall have the right to assume the Third Party Defense with counsel of its choice at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in such Third Party Defense but the Indemnitee shall control the investigation, defense and settlement thereof. The Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate without the consent of the Indemnitor; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor (not to be unreasonably withheld or delayed) shall not be determinative of the validity of the claim.

(d) In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VI with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.

6.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such notice of claim to confirm or dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

6.6 Tax Benefits; Insurance. The amount of Losses payable under this Article VI by the Indemnitor shall be reduced by any and all amounts actually recovered by the Indemnitee in respect of such Losses under applicable insurance policies or from any other Person alleged to be responsible therefor; provided that nothing in this Agreement shall be deemed to require the Indemnitee to pursue and collect on any recovery available under any of its insurance policies or from any other Person. If an Indemnitee receives any amounts in respect of any particular Loss under applicable insurance policies or from any other Person alleged to be responsible for such Losses subsequent to an indemnification payment by the Indemnitor for such Losses, it shall promptly pay to such Indemnitor an amount (if any) equal to (i) the amount previously received by the Indemnitee under this Article VI with respect to such Loss plus (ii) the amount received by the Indemnitee in respect of such Loss under applicable insurance policies or from any other Person (net of any expenses incurred by such Indemnitee in collecting such amount) minus (iii) the actual amount of the Loss incurred by the Indemnitee (without regard to any limitations on indemnification set forth in this Article VI).

6.7 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the notice of claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

6.8 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

6.9 Other Rights and Remedies Not Affected. Except as otherwise provided in this agreement (including Sections 5.2 and 7.13), the indemnification rights of the parties under this Article VI shall be the sole exclusive remedy for any breach of this Agreement or the Ancillary Agreements,.

ARTICLE VII

MISCELLANEOUS

7.1 Intentionally Omitted.

7.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows::

If to the Buyer, to:

United Business Media, Inc.
600 Community Drive, 4th Floor
Manhasset, NY 11030
Attn:  Scott Mozarsky,
Senior Vice President & General Counsel
Fax: 516-562-7834

With a required copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attn: Charles Engros, Esq.
Facsimile: 212-309-6001

If to the Seller, to:

Medialink Worldwide Incorporated
708 Third Avenue
New York, NY 10017
Attn: Kenneth G. Torosian
Facsimile: (212) 682-1064

With a required copy to:

Tashlik, Kreutzer, Goldwyn & Crandell P.C.
40 Cuttermill Road, Suite 200
Great Neck, NY 11021
Attn: Theodore Wm. Tashlik, Esq.
Facsimile: (516) 829-6509

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

7.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

7.4 Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

7.5 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, the Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve the Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

7.6 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

7.7 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

7.8 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transferred signatures.

7.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article VI hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

7.10 Entire Agreement. This Agreement, the Ancillary Agreements, and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Exhibits, Annexes and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

7.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.12 Severability. Subject to Section 5.2, any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.13 Specific Performance. The Buyer and the Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

7.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

MEDIALINK WORLDWIDE INCORPORATED

By:
Name:
Title:

BUYER:

PR NEWSWIRE ASSOCIATION, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Annex I

Index of Defined Terms

1. Defined Terms. When used in the Agreement, the following terms shall have the meanings assigned to them in this section.

“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment owed to the Business and (b) any other account or note receivable of the Seller related to the Business, together with, in each case, the full benefit of any security interest of any Seller therein and any claim, remedy or other right related to the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Intellectual Property Assignments, the Escrow Agreement, the Transition Services Agreement and the other agreements, instruments and documents delivered in connection with this Agreement or another Ancillary Agreement.

“Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Books and Records” means books of account, manuals, general, financial, warranty and shipping records, invoices, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case of the Seller that are related to or used in connection with the Business, including books and records relating to Business Intellectual Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

I-i

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Current Assets” means the aggregate amount of (i) the Accounts Receivable of the Business (net of the Seller’s allowance for bad debt and any accounts receivable credit balances) and (ii) the Assigned Prepaid Expenses (other than those relating to Taxes). For purposes of clarity, Current Assets shall not include any assets of the Seller’s Norwalk Print Division.

“Current Liabilities” means the aggregate amount of the Seller’s (i) accounts payable, (ii) accrued expenses (including accrued bonuses and commissions to Transferred Employees for the current fiscal year but excluding Taxes and Yahoo Payables) and (iii) deferred revenue, in each case to the extent solely related to the Business. For purposes of clarity, Current Liabilities shall not include any Liabilities related to or arising out of the Seller’s Norwalk Print Division.

“Dollar One Representations” means (a) in the case of the Seller, the representations and warranties contained in Sections 3.2 (Authority and Enforceability), 3.5 (Taxes), 3.13 (Employee Benefits), 3.15 (Environmental), 3.18 (Affiliate Transactions), 3.20 (Brokers), 3.21 (Escheatment) and 3.22 (Privacy) and (b) in the case of the Buyer, the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers).

“Environmental Law” means all Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, inland wetlands and watercourses) and worker health and safety, including such Laws relating to solid waste, community right-to-know, hazard communication, noise, radioactive material, natural resource protection, and emissions, discharges, releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, whether now existing or subsequently amended or enacted.

“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, office equipment, computers, servers, hardware, telephones and all other items of tangible personal property that are owned, leased or otherwise used by the Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations or rulings issued thereunder.

I-ii

“Estimated Working Capital Surplus” means an amount equal to Estimated Working Capital minus Target Working Capital.

“Fundamental Representations” means (a) in the case of the Seller, the representations and warranties contained in Sections 3.2 (Authority and Enforceability), 3.5 (Taxes), 3.7(b) (Title to Purchased Assets), 3.8 (Sufficiency of Purchased Assets), 3.13 (Employee Benefits), 3.15 (Environmental), 3.18 (Affiliate Transactions), 3.20 (Brokers), 3.21 (Escheatment) and 3.22 (Privacy) and (b) in the case of the Buyer, the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) a guarantee of the obligations of any other Person, and (h) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intercompany Accounts” means all accounts, notes and other monies (a) receivable by the Business from the Seller or any its Affiliates or (b) payable by the Business to the Seller or any of its Affiliates.

“Knowledge” of the Seller or any similar phrase means with respect to any fact or matter, the actual knowledge of the officers of the Seller (including Laurence Moskowitz, Kenneth G. Torosian, Larry Thomas, William McCarren, Mark Bagley, Brian Taylor, Mike McCarren and Gail Hoffman), together with such knowledge that such officers would reasonably be expected to discover after due investigation concerning the existence of the fact or matter in question.

I-iii

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, right of way, easement, encroachment, community property interest, equitable interest, servitude, option, right of first refusal, restriction on voting or transfer, adverse claim or any other encumbrance in respect of such property or asset.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Permit” means any authorization, approval, consent, certificate, declaration, filing, notification, qualification, registration, license, permit or franchise or any waiver of any of the foregoing, of or from, or to be filed with or delivered to, any Person or pursuant to any Law.

“Permitted Liens” means (a) Liens arising under this Agreement or the Ancillary Agreements, (b) Liens created by or through the Buyer and (c) Liens set forth in Section 1.1 of the Seller Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Target Working Capital” means an amount equal to $300,296.

I-iv

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Quarter Yahoo Payable” means the $25,000 Yahoo Payable related to the quarter ending September 30, 2006.

“Working Capital” means the aggregate amount of Current Assets less the aggregate amount of Current Liabilities, but excluding the Excluded Liabilities, and shall be calculated (i) in accordance with GAAP, (ii) in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule (regardless of whether such principles, methodologies and policies are consistent with GAAP) and (iii) to the extent not inconsistent with GAAP, in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(iii) of the Seller Disclosure Schedule.

“Yahoo Payables” means any payables by the Seller or the Business arising prior to the Effective Time under that certain Content Lease Agreement, dated November 30, 2000 between Yahoo! Inc. and U.S. Newswire, a division of Medialink Worldwide Incorporated, including any amounts owed by the Seller or the Business to Yahoo! Inc. prior to the Effective Time for internet distribution costs.

"$" means United States dollars.

2. Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Action	3.12
Agreement	Preamble
Allocation Statement	2.9
Applicable Survival Period	6.1(b)
Assigned Contracts	2.1(f)
Assumed Liabilities	2.3
Assigned Prepaid Expenses	2.1(j)

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Assumption Agreement	2.7(a)(ii)
Bill of Sale	2.7(a)(i)
Business	Recitals
Business Intellectual Property	3.9(b)
Buyer	Preamble
Buyer Indemnitees	6.2(a)
Clawback Escrow	2.10(b)
Clawback Escrow Amount	2.10(a)
Clawback Escrow Funds	2.10(b)
Closing	2.6
Closing Date	2.6
Closing Working Capital	2.8(a)
Closing Working Capital Statement	2.8(a)
COBRA	5.4(g)
Contaminant	3.9(l)(i)
Copyrights	3.9(a)
Correspondence for the Buyer	5.10(f)
Correspondence for the Seller	5.10(e)
Cushion Amount	6.2(b)
Disabling Code	3.9(l)(iv)
Earnout Payment	2.5
Effective Date	2.6
Effective Time	2.6
Employee	3.14(a)
ERISA Affiliate	3.13(b)(iii)
Escrow Agent	2.10
Escrow Agreement	2.10
Estimated Working Capital	2.8(a)
Excluded Assets	2.2
Excluded Books and Records	2.2(d)
Excluded Liabilities	2.4
Designated Email Accounts	5.10(e)
Final Working Capital	2.8(d)
Financial Statements	3.4(a)
GAAP	3.4(a)

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General Escrow Amount	2.10(a)
General Escrow Funds	2.10(c)(i)
In-Bound Licenses	3.9(c)
Indemnitor Defense Review Period	6.4(b)
Independent Expert	2.8(c)
Intellectual Property	3.9(a)
Intellectual Property Assignments	2.7(a)(iii)
Interim Financial Statements	3.4(a)
Losses	6.2(a)
Material Contract	3.11(b)
Material Permit	3.6(b)
Nondisclosure Agreements	3.9(h)
Notice of Claim	6.4(a)
Notice of Objection	2.8(b)
Out-Bound Licenses	3.9(d)
Owned Business Intellectual Property	3.9(b)
Patents	3.9(a)
Policies	3.16
Pre-Closing Tax Period	5.8(b)
Post-Closing Tax Period	5.8(b)
Proprietary Information	3.9(a)
Public Software	3.9(l)(ii)
Purchase Price	2.5
Purchased Assets	2.1
Representatives	5.1
Restricted Business	5.2(a)
Restricted Period	5.2(a)
Review Period	2.8(b)
Section 1060 Forms	2.9
Seller	Preamble
Seller Disclosure Schedule	Preamble to Article III
Seller Employees	5.4(e)
Seller Indemnitees	6.3(a)
Services Agreement	2.7(a)(vi)
Software	3.9(a)
Third Party Claim	6.4
Third Party Defenses	6.4
Trademarks	3.9(a)
Transferred Employee	5.4(a)
Transition Services Agreement	2.7(a)(v)
Upfront Purchase Price	2.5
Work Product Agreements	3.9(i)

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Annex II

Earnout/Clawback

(a) Promptly following the Effective Time, the Buyer shall conduct or cause to be conducted an audit of the Business’ financial performance and results for the Earnout Period (the “Audit”). The Buyer shall use commercially reasonable efforts to complete the audit within sixty (60) days after the Effective Date. The Seller, at the Buyer’s request, shall (i) cooperate and assist the Buyer and its representatives in conducting the Audit, (ii) provide the Buyer and its representatives with any information reasonably requested by them in connection with such Audit and (iii) give the Buyer and its representatives access, during normal business hours and upon reasonable notice, to the Seller’s personnel, representatives, properties and books and records for such purpose.

(b) Promptly following the completion of the Audit (and, in any event, within ninety (90) days after the Effective Date), the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a statement (the “EBIT Statement”) setting forth the Buyer’s determination of the Earnout Period EBIT, the Earnout Amount and the Clawback Amount. The EBIT Statement shall be prepared (i) in accordance with GAAP, (ii) in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule (regardless of whether such principles, methodologies and policies are consistent with GAAP) and (iii) to the extent not inconsistent with GAAP, in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(iii) of the Seller Disclosure Schedule. An example of the calculation of the Earnout Period EBIT in accordance with this section, based on the Seller’s August 31, 2006 balance sheet, is set forth as Exhibit I hereto. If the Buyer’s determination of the Earnout Period EBIT as set forth on the EBIT Statement is more than or equal to $2,050,000, then (A) the Buyer shall promptly pay to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller an amount (the “First Earnout Payment Amount”) equal to 50% of the Earnout Amount set forth on the EBIT Statement (if any) and (B) the Buyer and the Seller shall cause the Escrow Agent to pay the Seller in accordance with the Escrow Agreement the Clawback Escrow Funds.

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(c) Upon receipt from the Buyer, the Seller shall have thirty (30) days to review the EBIT Statement (the “EBIT Review Period”). Following delivery of the EBIT Statement to the Seller and at the Seller’s request, the Buyer shall (i) cooperate and assist the Seller and its representatives in reviewing the EBIT Statement and the materials used in its preparation and (ii) provide the Seller and its representatives with any information reasonably requested by them in connection with such review. If the Seller disagrees with the Buyer’s computation of the Earnout Period EBIT, the Seller may, on or prior to the last day of the EBIT Review Period, deliver a written notice to the Buyer (the “Notice of EBIT Objection”), which sets forth its specific objections to the Buyer’s calculation of the Earnout Period EBIT. Any Notice of EBIT Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s determination of the Earnout Period EBIT, the Earnout Amount and the Clawback Amount based on such objections. To the extent not set forth in the Notice of EBIT Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained in the EBIT Statement. If the Seller’s determination of the Earnout Period EBIT as set forth on the Notice of EBIT Objection, is less than $2,050,000, then the Buyer and the Seller shall promptly cause the Escrow Agent to (A) pay to the Buyer in accordance with the Escrow Agreement from the Clawback Escrow Funds an amount (the “First Clawback Payment Amount”) equal to 50% of the Clawback Amount set forth on the Notice of EBIT Objection and (B) pay to the Seller in accordance with the Escrow Agreement from the Clawback Escrow Funds an amount equal to (x) the aggregate amount of the Clawback Escrow Funds (prior to paying the First Clawback Payment Amount) minus (y) the Clawback Amount set forth on the EBIT Statement. If (I) the Seller’s determination of the Earnout Period EBIT as set forth on the Notice of EBIT Objection, is equal to or more than $2,050,000 and (II) the Buyer’s determination of the Earnout Period EBIT as set forth on the EBIT Statement is less than $2,050,000, then the Buyer and the Seller shall cause the Escrow Agent to pay the Seller in accordance with the Escrow Agreement an amount equal to (1) the aggregate amount of the Clawback Escrow Funds minus (2) the Clawback Amount set forth on the EBIT Statement.

(d) Unless the Seller delivers the Notice of EBIT Objection to the Buyer on or prior to the last day of the EBIT Review Period, (i) the Seller shall be deemed to have accepted the Buyer’s calculation of the Earnout Period EBIT, the Earnout Amount and the Clawback Amount and (ii) the EBIT Statement and the determination of the Earnout Period EBIT, the Earnout Amount and the Clawback Amount set forth on the EBIT Statement shall be final, conclusive and binding. If the Seller delivers the Notice of EBIT Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Earnout Period EBIT. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Expert. The parties shall instruct the Independent Expert promptly to review this Annex II and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Earnout Period EBIT set forth in the EBIT Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of the Earnout Period EBIT; provided that in no event shall the Earnout Period EBIT, as determined by the Independent Expert, be less than the Buyer’s calculation of the Earnout Period EBIT set forth in the EBIT Statement, nor more than the Seller’s calculation of the Earnout Period EBIT set forth in the Notice of EBIT Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

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(e) For purposes of this Agreement, “Final Earnout Period EBIT” means the Earnout Period EBIT: (i) as shown in the EBIT Statement delivered by the Buyer to the Seller pursuant to section (b) of this Annex II, if no Notice of EBIT Objection with respect thereto is timely delivered by the Seller to the Buyer pursuant to section (c) of this Annex II; or (ii) if a Notice of EBIT Objection is so delivered, (A) as agreed by the Buyer and the Seller pursuant to section (d) of this Annex II or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to section (d) of this Annex II.

(f) If the Final Earnout Period EBIT has not been determined within three months of the Buyer’s delivery of the EBIT Statement, and:

(i)  the Buyer’s determination of the Earnout Period EBIT as set forth on the EBIT Statement is more than $2,050,000, then on the six month anniversary of the Buyer’s delivery of the EBIT Statement, the Buyer shall pay to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller an amount (the “Second Earnout Payment Amount”) equal to (x) the Earnout Amount set forth on the EBIT Statement minus (y) the First Earnout Payment Amount; or

(ii) the Seller’s determination of the Earnout Period EBIT as set forth on the Notice of EBIT Objection, is less than $2,050,000, then the Buyer and the Seller shall cause the Escrow Agent to pay to the Buyer in accordance with the Escrow Agreement from the Clawback Escrow Funds an amount (the “Second Clawback Payment Amount”) equal to (x) the Clawback Amount set forth on the Notice of EBIT Objection minus (y) the First Clawback Payment Amount.

(g) Within five (5) Business Days after Final Earnout Period EBIT has been finally determined pursuant to this Annex II:

(i) if the Final Earnout Period EBIT is more than $2,050,000, the Buyer shall

(A) pay to the Seller by wire transfer of immediately available funds to an account designated in writing by the Seller an amount equal to (x) the Final Earnout Amount minus (y) the First Earnout Payment Amount (if any) minus (z) the Second Earnout Payment Amount (if any);

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(B) the Buyer and the Seller shall cause the Escrow Agent to pay the Seller in accordance with the Escrow Agreement any remaining Clawback Escrow Funds.

(ii) if the Final Earnout Period EBIT is less than $2,050,000, the Buyer and the Seller shall:

(A) cause the Escrow Agent to pay to the Buyer in accordance with the Escrow Agreement from the Clawback Escrow Funds an amount equal to (x) the Final Clawback Amount minus (y) the First Clawback Payment Amount (if any) minus (z) the Second Clawback Payment Amount (if any); and

(B) cause the Escrow Agent to pay to the Seller in accordance with the Escrow Agreement the Clawback Escrow Funds (if any) remaining after the payment of the amounts set forth in section (g)(ii)(A) of this Annex II.

(iii) if the Final Earnout Period EBIT is equal to $2,050,000, the Buyer and the Seller shall cause the Escrow Agent to pay to the Seller in accordance with the Escrow Agreement any remaining Clawback Escrow Funds.

(h) Any rights accruing to a party under this Annex II shall be in addition to and independent of the rights to indemnification under Article VI and any payments made to any party under this Annex II shall not be subject to the terms of Article VI.

(i) When used in this Annex II, the following terms shall have the meanings assigned to them in this section. All other capitalized terms used in this Annex II but not otherwise defined shall have the meanings given them in the Asset Purchase Agreement to which this is an annex.

(i) “Clawback Amount” means (A) if the Earnout Period EBIT is less than $2,050,000, an amount equal to (x) (1) $2,050,000 minus (2) the Earnout Period EBIT multiplied by (y) $9.27; provided that in no event shall the Clawback Amount be more than the amount of the Clawback Escrow Funds and (B) if the Earnout Period EBIT is equal to or more than $2,050,000, an amount equal to $0.

(ii) “Earnout Amount” means (A) if the Earnout Period EBIT is more than $2,050,000, an amount equal to (x)(1) the Earnout Period EBIT minus (2) $2,050,000 multiplied by (y) $10.00; provided that in no event shall the Earnout Amount be more than $4,000,000 and (B) if the Earnout Period EBIT is equal to or less than $2,050,000, an amount equal to $0.

(iii) “Earnout Period EBIT” means the earnings before interest and taxes of the Business for the Earnout Period, each as calculated (i) in accordance with GAAP, (ii) in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(ii) of the Seller Disclosure Schedule (regardless of whether such principles, methodologies and policies are consistent with GAAP) and (iii) to the extent not inconsistent with GAAP, in accordance with the accounting principles, methodologies and policies used in the preparation of the Financial Statements which are set forth in Section 3.4(a)(iii) of the Seller Disclosure Schedule. Notwithstanding the foregoing, the parties agree that for purposes of determining Earnout Period EBIT:

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(A)  all applicable incentive and other compensation amounts (including all medical, dental, vision, life and disability insurance, pension amounts, profit sharing payments, sales commissions and payroll taxes) shall be recorded as expenses in accordance with GAAP;

(B)  all costs and expenses shall be recorded on an accrual basis;

(C)  any inter-company charges or services (including corporate and central services) associated with, provided to or incurred by the Business shall be charged at a fair market rate;

(D) none of the legal, accounting or similar fees or expenses incurred by the Seller in connection with the negotiation, preparation and execution of the Agreement shall be recorded as expenses; and

(E) in the event that any fiscal period that includes expenses related to the operation of the Business during the Earnout Period ends after the end of the Earnout Period, for purposes of calculating the Earnout Period EBIT the portion of such expenses related to the Earnout Period shall be recorded as expenses of the Business during the Earnout Period.

(iv) “Earnout Period” means the twelve month period ending on September 30, 2006.

(v)  “Final Clawback Amount” means the Clawback Amount determined based on the Final Earnout Period EBIT.

(vi) “Final Earnout Amount” means the Earnout Amount determined based on the Final Earnout Period EBIT.

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